Exhibit 2.1

AMENDMENT NO. 1
TO
WAIVER AND AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) is executed on September 21, 2012, with effectiveness as of August 14, 2012, by and among Alpha Capital Anstalt, an “anstalt” organized under the laws of Liechtenstein (the “Stockholder”), Westinghouse Solar, Inc., a Delaware corporation (the “Company”), and CBD Energy Limited, an Australian corporation (the “Parent” and, collectively with the Stockholder and the Company, the “Parties”).  Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Waiver and Agreement (defined below).

WHEREAS, as of May 7, 2012, the Parties entered into a Waiver and Agreement (the “Waiver and Agreement”), subsequent to which the Merger Agreement was entered into by Parent, Company and CBD-WS Merger Sub, Inc. (“Merger Sub”); and

WHEREAS, the Parties and Merger Sub desire to amend the Waiver and Agreement and Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Parties and Merger Sub hereby agree as follows:

1.           The definition of “Signing Date Conversion Price” as set forth in the Merger Agreement shall be deleted and shall be replaced with the following definition:

“Signing Date Conversion Price” means $0.25, as adjusted for share splits, stock dividends, share consolidations, or similar transactions with respect to Company Capital Stock that occur between the signing Date and the Effective Time.”

2.           Section 2 b) of the Parent Warrant annexed to the Waiver and Agreement as Exhibit D is deleted and replaced with the following:

“b) Exercise Price.  The exercise price per share of the Ordinary Shares under this Warrant shall be $0.25 divided by the Base Exchange Number (as defined in the Merger Agreement), subject to adjustment hereunder (the “Exercise Price”).”

3.           For purposes of calculating the Exercise Price of the Parent Warrant, Base Company Shares shall not include any shares issued to Stockholder by Company pursuant to that certain Securities Purchase Agreement dated as of August 14, 2012 between Stockholder and Company (“August 2012 SPA”), nor any Company Common Stock issued or issuable as a result of anti-dilution or reset rights arising in connection with the August 2012 SPA.

4.           Footnote 1 to the definition of “Floor Price” as set forth in the Series A Preference Terms annexed to the Waiver and Agreement as Exhibit C, and annexed to the Merger Agreement as Exhibit E, shall be deleted and replaced with the following:

“$0.001 (subject to proportional adjustment as a result of stock splits, stock dividends, recapitalizations and the like of CBD PRIOR to the closing of the merger)”

5.           Section 11 of the Waiver and Agreement shall be deleted and replaced with the following:

“Registration Rights. The Parent and the Stockholder shall negotiate in good faith to enter into a registration rights agreement (the “Registration Rights Agreement”) that provides that, subject to the terms thereof: (a) the Stockholder, in the Stockholder’s capacity as a holder of the Parent Warrant and as a holder of Parent Series A Preferred Shares, is entitled to two demand registration rights and an unlimited number of piggyback registration rights requiring the Parent to register the resale of the Underlying Parent Shares; (b) the Parent will use the Parent’s commercially reasonable efforts to file, no later than the date that is 10 days after the Closing Date, a registration statement on Form F-1 or Form F-3, as applicable, with respect to the registration of the resale of the Underlying Parent Shares; and (c) such other terms as are customary for registration rights agreements.”

6.           The Waiver and Agreement and Merger Agreement, each as amended hereby, are hereby ratified and confirmed and shall continue in full force and effect.

7.           This Amendment may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Amendment may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the date first written above.

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Name:  Konrad Ackermann
Title:  Director

WESTINGHOUSE SOLAR, INC.

By:	/s/ Margaret Randazzo
Name:  Margaret Randazzo
Title:  CEO and CFO

CBD ENERGY LIMITED

By:	/s/ G. P. McGowan
Name:  G. P. McGowan
Title:  Director

CBD-WS MERGER SUB, INC.

By:	/s/ James Greer
Name:  James Greer
Title:  Company Secretary